Exhibit 4.76

March 7, 2024

The Bank of New York Mellon Trust Company, N.A., as trustee 101 2nd Street, Suite 2400

San Francisco, CA 94105

Re: $17,000,000

City of Forsyth, Montana

Pollution Control Revenue Refunding Bonds (Avista Corporation Colstrip Project)

Series 2010B Ladies and Gentlemen:

We refer to the Trust Indenture, dated as of December 1, 2010 (the “Indenture”), between the City of Forsyth, Montana (the “City”) and The Bank of New York Mellon Trust Company, N.A., as trustee, under which the above referenced bonds (the “Bonds”) were issued, and to the Loan Agreement, dated as of December 1, 2010 (the “Loan Agreement”), between the City and Avista Corporation (the “Company”) relating to the Bonds.

The Company has the option under Section 8.01 of the Loan Agreement to cause a redemption of the Bonds, in whole or in part, pursuant to, among other provisions, Section 4.02 (a)(v) of the Indenture if all or substantially all of the Project (as defined in the Indenture) shall be transferred or sold to any entity other than an affiliate of the Company.

The Company hereby irrevocably waives its right under Section 8.01 of the Loan Agreement to cause the redemption of Bonds in any principal amount under Section 4.02 (a)(v) of the Indenture in the event that the Project is transferred to NorthWestern Corporation.

The Company has entered into a Remarketing and Bond Purchase Agreement, dated March 7, 2024 (the “Agreement”), among BofA Securities, Inc., as Remarketing Agent, BofA Securities, Inc. and KeyBanc Capital Markets Inc., as Underwriters, and the Company, pursuant to which the Bonds are to be remarketed, reoffered and sold on April 1, 2024. If for any reason the transactions contemplated in the Agreement are not consummated, the waiver made by the Company in the next preceding paragraph of this letter shall be automatically rescinded, without further act, and shall be of no force or effect.

Very truly yours,

AVISTA CORPORATION

By:	/s/ Jason E. Lang
Name:	Jason E. Lang
Title:	Assistant Treasurer
Director of Finance and Risk
Authorized Company Representative

CC: BofA Securities, Inc.,

as Remarketing Agent One Bryant Park

New York, NY 10036